Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 21, 2012 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in F5 Networks, Inc.’s Annual Report on Form 10-K for the year ended September 30, 2012.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Seattle, Washington

October 17, 2013